Exhibit 99.1

THE LATEST NEWS For Immediate Release: April 21, 2009
For more information, contact: Scott M. Cattanach Chief Financial Officer 715-847-4020 scattanach@psbwi.com Peter W. Knitt President and CEO 715-847-4099 pknitt@psbwi.com

PSB HOLDINGS, INC. TO OFFER SENIOR SUBORDINATED NOTES

 Wisconsin — PSB Holdings, Inc. (“PSB”), parent company of Peoples State Bank, announced today that it intends to offer up to $7,000,000 aggregate original principal amount of its Senior Subordinated Notes due 2019 (the “Notes”) to certain investors in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

PSB expects the Notes to be unsecured, subordinated obligations of PSB, to mature in 2019 on the tenth anniversary of the date of issuance and to accrue interest at a rate of 8% per annum from the date of original issuance to be payable quarterly.  The Notes are expected to be subordinated in right of payment to all of PSB’s existing and future senior indebtedness and pari passu in right of payment with any of PSB’s future senior subordinated indebtedness.

The Notes are not expected to be guaranteed by any of PSB’s subsidiaries or any other person or entity.  The Notes are expected to be redeemable at PSB’s option, without premium or penalty, in whole or in part, at any time on or after the third anniversary of the issuance of the Notes.  PSB intends to use substantially all of the net proceeds from the sale of the Notes to further capitalize Peoples State Bank in order to support its ongoing commercial and consumer lending activities in its local market areas.

The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any securities.

Forward Looking Statements

Certain matters discussed in this news release, including the size and timing of the proposed offering and the terms of the Notes, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risk and uncertainties which may cause results to differ materially from those set forth in this release.  These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation:  (i) economic and financial market conditions; (ii) changes in interest rates; (iii) changes in laws or regulations; (iv) regulatory approvals; (v) the availability of financing; (vi) increases in charge-offs and PSB’s allowance for loan losses; and (vii) competition and business conditions in the banking industry.  Additional information concerning potential factors that could affect PSB’s financial condition or results of operations is included in PSB’s filings with the Securities and Exchange Commission, including without limitation, PSB’s Annual Report on Form 10-K for the year ended December 31, 2007.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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